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Exhibit 99.1

                            [uWink, Inc. Letterhead]



December 9, 2006

To Our Shareholders:

I am writing today to update you on our amended Form SB-2 registration statement filed with the SEC on December 8, 2006 and other amended SEC filings we have made in the last 10 days.

This year we raised a total of approximately $3,000,000 from 63 investors in two private placement transactions, one in March 2006 and the other in September 2006. In these transactions we sold approximately 10,000,000 shares of common stock and 5,000,000 warrants to purchase common stock (a warrant is a right to purchase a share of common stock at a fixed price). We priced both these transactions at $0.30 per share (and the exercise price of the warrants at $0.345 per share), at a time when our stock was consistently trading below $0.30.

The investors in these transactions were largely our officers and directors and our friends and family, and we appreciate their faith and support during this important year for our company. We used the proceeds from these transactions to develop and open our first uWink restaurant in Woodland Hills, California.

Like many small public companies, we, in conjunction with our financial, legal and accounting advisors, structured and accounted for these transactions as typical PIPEs (private investments in public entities). Because the securities we issued in these transactions cannot be resold (at least for the first year) without registration with the SEC, we agreed with our investors that we would file a registration statement with the SEC to allow for the resale of their shares and warrants, as is typical in PIPE transactions. In addition, as is typical in PIPE transactions, we agreed that, if this registration statement was not "effective" within 180 days, we would pay the investors monthly cash penalties equal to 1.5% of their investment until the registration statement became "effective".

We filed a registration statement on Form SB-2 with the SEC on September 29, 2006 to register for resale the approximately 10,000,000 shares and 5,000,000 warrants we issued in these transactions. Shortly thereafter, the SEC notified us that they would "review" our registration statement, a standard process during which the SEC reviews the information provided by the company and, generally, issues a comment letter to the company suggesting improvements and clarifications.

We received a comment letter from the SEC on November 9, 2006. We filed an amended SB-2 registration statement on December 8, 2006 with the responses to those comments, as well as an amended annual report for 2005 and amended quarterly reports for 2004 and 2006, providing additional and revised information in response to the SEC comments.

In that letter, the SEC raised two questions in particular that required significant revisions to our previous filings.

Firstly, the SEC questioned whether the shares and warrants we were proposing to register for resale were eligible for resale on a "shelf" registration, given the number of securities registered relative to our total shares outstanding and given that certain of our officers and directors were registering securities for resale.

In response, our officers and directors have agreed to remove all their shares and warrants from the registration statement and our other 2006 investors have agreed to remove their warrants from the registration statement. As a result, we reduced the number of shares being registered for resale from 15,867,001 to 7,495,254 (30% of our total outstanding) in our amended SB-2 registration statement.


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Secondly, the SEC questioned our accounting for the warrants issued in our 2006 private placements. Originally, in consultation with our outside auditors, we accounted for the value of the warrants (as calculated using the Black Scholes valuation formula) in the equity section of our balance sheet. In their letter to us, the SEC questioned whether we should instead account for the value of these warrants as an expense on the income statement and as a liability on the balance sheet, because we were obligated to pay penalties to our investors for failure to register the warrants.

At the time we received the SEC letter, our outside auditors advised us that the SEC was now requiring expense/liability accounting treatment for warrants like ours. Therefore, we decided to amend and restate our 2006 quarterly financial statements to reflect an expense on the income statement and liability on the balance sheet for the Black Scholes value of the warrants issued to investors in 2006.

Our 2006 investors have now permanently waived both their right to have their warrants registered and to receive penalty payments for our failure to register their warrants. THUS, IT IS IMPORTANT TO NOTE THAT WE DO NOT HAVE ANY MONETARY OBLIGATION IN RESPECT OF THESE WARRANTS. In addition, we believe we now have a strong argument to remove the warrant liability from our balance sheet at December 31, 2006.

Above all else, we believe in open communication with our shareholders and hope that this letter will help explain our recent SEC filings. Please do not hesitate to contact me at cfo@uwink.com or at 818 909 6030 ext 112 with any questions.

Respectfully,

Peter Wilkniss
Chief Financial Officer